Exhibit 5.1

                       [Letterhead of Seward & Kissel LLP]


                                                            July 19, 2006


Eagle Bulk Shipping Inc.
477 Madison Avenue
New York, NY 10022


Re:  Eagle Bulk Shipping Inc.


Ladies and Gentlemen:

     We have acted as counsel to Eagle Bulk Shipping Inc. (the "Company") in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") as filed with the U.S. Securities and Exchange Commission (the "Commission") on July 19, 2006, as thereafter amended or supplemented, with respect to the issuance of up to 5,000,000 shares of its common stock, par value $.01 per share (the "Common Stock") in connection with a dividend reinvestment plan (the "Plan") which was approved by the Company's board of directors on July 17, 2006.

     The Company may issue up to 5,000,000 shares of Common Stock in connection with the Plan. We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the "Prospectus") included in the Registration
Statement, and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

     We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the issuance of the Common Stock have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the issuance comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

     Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

     1. Under the laws of the Republic of the Marshall Islands, the Common Stock has been duly authorized, and when the Common Stock has been issued, sold and paid for as contemplated in the Prospectus, the Common Stock will be validly issued, fully paid and non-assessable.

     This opinion is limited to the law of the Republic of the Marshall Islands as in effect on the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us in the Registration Statement and the Prospectus without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

                                                       Very truly yours,

                                                        /s/ Seward & Kissel LLP
                                                        -----------------------
                                                            SEWARD & KISSEL LLP


25083.0001 #684889